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                                 INVESTOR Q&A

                      NORTHERN FUNDS/NORTHERN TRUST LOGO

                                      Q&A
               NORTHERN INTERNATIONAL SELECT EQUITY FUND MERGER

On or about June 20, 2003, the Northern International Select Equity Fund will be reorganized, or merged, into the Northern International Growth Equity Fund. The following questions and answers provide information on the merger and the changes that will be taking place.

Q. WHY IS THE NORTHERN INTERNATIONAL SELECT EQUITY FUND BEING MERGED INTO THE NORTHERN INTERNATIONAL GROWTH EQUITY FUND?

A. The Board of Trustees believes the reorganization is in the best interests of the International Select Equity Fund and that the interests of the Fund's shareholders will not be diluted as a result of the reorganization. In considering this issue, you should note:

     -- Both Funds pursue the same investment objectives through similar investment strategies.

     -- Currently, the total net operating expense ratio (after voluntary fee waivers and expense reimbursements) is 1.26% for both Funds.

     -- The International Select Equity Fund has a relatively small asset base. The reorganization will allow its shareholders to participate in the potential economies and trading advantages provided by International Growth Equity's larger asset base.

     --  Both Funds are managed by Richard L. Rothwell and Diane Jones.

More detailed information about the Funds can be found in the Information Statement sent to you in April, and on the Fund Performance pages of northernfunds.com.

Q. WHEN WILL THE MERGER TAKE PLACE?

A. The International Select Equity Fund will merge into the International Growth Equity Fund on or about June 20, 2003. The merger will take place at the close of business, after all transactions have been processed for the day.

Q. HOW WILL I KNOW THE MERGER HAS TAKEN PLACE?

A. We will send you a statement confirmation immediately following the merger reflecting the date the merger took place, the number of shares you had in the International Select Equity Fund, the number of shares acquired in the International Growth Equity Fund as a result of the merger, and the share prices for both Funds on that date.

Q. HOW MANY SHARES OF THE INTERNATIONAL GROWTH EQUITY FUND WILL I RECEIVE?

A. The total value of your International Select Equity Fund shares will be used to purchase the same value in shares of the International Growth Equity Fund. For example, if your shares are worth $10,000 at the close of business on June 20, then you'll receive $10,000 worth of International Growth Equity Fund shares.

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Because the net asset value, or price per share, is different for each Fund, the number of shares you receive for the International Growth Equity Fund will be different than the number of shares you owned for the International Select Equity Fund. So while your total value doesn't change, the number of shares you own will.

Also, you should know that the net asset value (share price) used to calculate the total value is calculated to six decimal places. So if you try to calculate the total value on June 21 by using the price quoted in the newspaper, you may end up with a different amount due to rounding. You'll see the actual amount used for the merger on the statement confirmation that will be sent to you after the merger has been completed.

Q. WILL I BE TAXED ON THIS MERGER?

A. Unlike an ordinary exchange, which may be subject to a capital gains tax, this merger is recognized by the Internal Revenue Service as a tax-free transaction for federal income tax purposes. However, it is anticipated that the International Select Equity Fund will make a small dividend distribution (less than $0.01 per share) prior to the merger. This distribution is required by federal regulations. So while your tax forms will not reflect the merger transaction, they will reflect any distribution made prior to the merger.

Note also that any 2003 tax forms you receive next January will include the activity for your International Select Equity Fund account from January 1, 2003 to June 20, 2003, and for your new International Growth Equity Fund from June 20, 2003 to December 31, 2003. Again, the fund merger itself will be a tax-free transaction, so it will not appear on your tax forms.

Q. WILL MY ACCOUNT NUMBER CHANGE?

A. Yes. The International Growth Equity Fund account you acquire as a result of the merger will have a new account number assigned to it. A confirmation of the merger will be sent to you after June 20 with the new number. However, if you have an existing International Growth Equity Fund account with the same owners and Social Security number as your International Select Equity Fund account, the merger will be made into that existing International Growth Equity Fund account.

Q. WILL MY ACCOUNT PRIVILEGES TRANSFER TO THE NEW ACCOUNT?

A. Yes. Any privileges that you have on your current International Select Equity Fund account will transfer to your new International Growth Equity Fund account. This includes your dividend and capital gain options. And, if you have Private Passport access for your current account, you will have the same access for your new account.

There are two exceptions:

     -- If you have an existing International Growth Equity Fund account, the privileges on that account will remain in place and unchanged.

     -- Also, while automatic investment plan privileges will be transferred to new accounts, you will need to call your Relationship Manager or the Northern Funds Center to reactivate the plan. All automatic investment plans were deactivated when it was announced that the Fund was merging.

Q. WHERE CAN I FIND OUT MORE INFORMATION ABOUT THE INTERNATIONAL GROWTH EQUITY FUND?

A. Fund objectives, manager commentary and the most recent performance information can be found at northernfunds.com. We also encourage you to take a look at the Northern Funds Equity Prospectus, which includes more complete information about all of our equity funds. The prospectus can be downloaded from northernfunds.com, or you can request a copy from your Relationship Manager or the Northern Funds Center.

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Q. WHAT ACTION DO I NEED TO TAKE?

A. International Select Equity Fund shareholders do not need to take any action regarding the merger. However, if you have an automatic investment plan, call your Relationship Manager or the Northern Funds Center to reactivate the plan on your new account.

Q. WHO DO I CALL IF I HAVE QUESTIONS ABOUT THE MERGER OR MY INTERNATIONAL SELECT EQUITY FUND ACCOUNT?

A. Contact your Relationship Manager (their phone number is listed on your Northern Funds account statements), or call the Northern Funds Center at 800/595-9111 weekdays from 7:00 a.m. to 7:00 p.m. Central time.

(C)2003 Northern Funds
Northern Funds Distributors, LLC, not affiliated with Northern Trust.

Northern Funds with Northern Trust Logo

50 South LaSalle Street
P.O. Box 75986
Chicago, IL 60675-5986
800/595-9111
northernfunds.com


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